Fourth quarter 2024 Earnings Release

Exhibit 99.1

Walker & Dunlop Reports Fourth Quarter 2024 Financial Results

42% Increase in Net Income and Diluted Earnings per Share Generate Strong Finish to 2024

FOURTH QUARTER 2024 HIGHLIGHTS

●	Total transaction volume of $13.4 billion, up 45% from Q4’23
●	Total revenues of $341.5 million, up 24% from Q4’23
●	Net income of $44.8 million and diluted earnings per share of $1.32, both up 42% from Q4’23
●	Adjusted EBITDA(1) of $94.6 million, up 8% from Q4’23
●	Adjusted core EPS(2) of $1.34, down 6% from Q4’23
●	Servicing portfolio of $135.3 billion as of December 31, 2024, up 4% from December 31, 2023
●	Declared quarterly dividend of $0.67 per share for the first quarter 2025, up 3% from the fourth quarter of 2024

FULL-YEAR 2024 HIGHLIGHTS

●	Total transaction volume of $39.9 billion, up 21% from 2023
●	Total revenues of $1.1 billion, up 7% from 2023
●	Net income of $108.2 million and diluted earnings per share of $3.19, both up less than 1% from 2023
●	Adjusted EBITDA(1) of $328.5 million, up 9% from 2023
●	Adjusted core EPS(2) of $4.97, up 6% from 2023

BETHESDA, MD – FEBRUARY 13, 2025 – Walker & Dunlop, Inc. (NYSE: WD) (the “Company,” or “Walker & Dunlop”) reported quarterly total transaction volume of $13.4 billion, up 45% from the fourth quarter of 2023, which drove total revenues of $341.5 million, up 24% year over year. Net income and diluted earnings per share for the fourth quarter of 2024 were both up 42% year over year to $44.8 million and $1.32, respectively. Adjusted EBITDA increased 8% to $94.6 million, reflective of the growth in total transaction volumes year over year. Adjusted core EPS, which primarily removes non-cash revenues and expenses, was down 6% year over year to $1.34. The Company’s Board of Directors declared a dividend of $0.67 per share for the first quarter 2025.

“We had a strong finish to 2024, delivering impressive financial results across the board in the fourth quarter including $13.4 billion of total transaction volume, up 45% year over year,” commented Walker & Dunlop Chaiman and CEO, Willy Walker.  “A rebound in transaction activity, coupled with durable revenues from servicing and asset management, contributed to both year-over-year and sequential growth across almost every area of our business – resulting in $1.32 of diluted earnings per share, our highest quarterly EPS since the Great Tightening began. This strong finish to the year helped us close the significant gap to our annual financial targets after an exceedingly slow start to the year, testament to the talent, teamwork, and tenacity of the Walker & Dunlop team.”

Walker continued, “Moving into 2025, we believe the worst of the Great Tightening is behind us and that W&D is extremely well positioned to meet the market needs over the next several years. We have invested in our people and client relationships, expanded our service offering, and harnessed the power of technology to generate market share gains and growth. And as the commercial real estate market recovers and transaction volumes rebound, our capital markets business, along with servicing and asset management, will generate strong financial results and shareholder returns.”

(1)	Adjusted EBITDA is a non-GAAP financial measure the Company presents to help investors better understand our operating performance. For a reconciliation of adjusted EBITDA to net income, refer to the sections of this press release below titled “Non-GAAP Financial Measures,” “Adjusted Financial Measure Reconciliation to GAAP” and “Adjusted Financial Measure Reconciliation to GAAP by Segment.”
(2)	Adjusted core EPS is a non-GAAP financial measure the Company presents to help investors better understand our operating performance. For a reconciliation of Adjusted core EPS to Diluted EPS, refer to the sections of this press release below titled “Non-GAAP Financial Measures” and “Adjusted Core EPS Reconciliation.”

Fourth quarter 2024 Earnings Release

CONSOLIDATED FOURTH QUARTER 2024

OPERATING RESULTS

TRANSACTION VOLUMES
(in thousands)	Q4 2024	Q4 2023	$ Variance	% Variance
Fannie Mae	$3,225,633	$1,692,405	$1,533,228	91%
Freddie Mac	1,553,495	1,308,263	245,232	19
Ginnie Mae - HUD	116,437	316,960	(200,523)	(63)
Brokered (1)	4,893,643	2,885,454	2,008,189	70
Principal Lending and Investing (2)	207,000	218,750	(11,750)	(5)
Debt financing volume	$9,996,208	$6,421,832	$3,574,376	56%
Property sales volume	3,450,614	2,877,399	573,215	20
Total transaction volume	$13,446,822	$9,299,231	$4,147,591	45%
(1)	Brokered transactions for life insurance companies, commercial banks, and other capital sources.
(2)	Includes debt financing volumes from our interim loan program, our interim loan joint venture, and Walker & Dunlop Investment Partners, Inc. (“WDIP”) separate accounts.

DISCUSSION OF QUARTERLY RESULTS:

●	Total transaction volumes increased 45% in the fourth quarter of 2024, reflecting the relative strength and continued demand throughout the multifamily market despite the continued volatility of interest rates during the fourth quarter of 2024.
●	Transaction volumes with Fannie Mae and Freddie Mac, (collectively, the “GSE’s), the largest providers of capital to the multifamily sector, increased 91% and 19%, respectively, year over year. Walker & Dunlop was ranked as the largest Fannie Mae lender for the sixth consecutive year and fourth largest Freddie Mac lender for 2024.
●	HUD financing volumes declined in the fourth quarter of 2024, against our strongest quarter of the year in 2023 amidst high interest rates and elongated processing times. Walker & Dunlop ranked was as the second largest HUD lender for HUD’s fiscal year ended September 30, 2024, up from the fifth largest HUD lender in 2023.
●	The substantial increase in brokered volume was primarily the result of an expanding supply of capital from life insurance companies, banks, commercial mortgage-backed securities, and other private capital providers as the broad commercial real estate market continues to rebound.
●	The increase in property sales volume was driven by additional liquidity supplied to the commercial real estate sector year over year, as higher interest rates and lower acquisition activity challenged the macroeconomic environment throughout 2023.

MANAGED PORTFOLIO
(dollars in thousands, unless otherwise noted)	Q4 2024	Q4 2023	$ Variance	% Variance
Fannie Mae	$68,196,744	$63,699,106	$4,497,638	7%
Freddie Mac	39,185,091	39,330,545	(145,454)	-
Ginnie Mae - HUD	10,847,265	10,460,884	386,381	4
Brokered	17,057,912	16,940,850	117,062	1
Principal Lending and Investing	-	40,139	(40,139)	(100)
Total Servicing Portfolio	$135,287,012	$130,471,524	$4,815,488	4%
Assets under management	18,423,463	17,321,452	1,102,011	6
Total Managed Portfolio	$153,710,475	$147,792,976	$5,917,499	4%
Custodial escrow account balance at period end (in billions)	$2.7	$2.7
Weighted-average servicing fee rate (basis points)	24.2	24.1
Weighted-average remaining servicing portfolio term (years)	7.7	8.2

Fourth quarter 2024 Earnings Release

DISCUSSION OF QUARTERLY RESULTS:

●	Our servicing portfolio continues to expand as a result of additional Agency debt financing volumes over the past 12 months, partially offset by principal paydowns and loan payoffs.
●	During the fourth quarter of 2024, we added $1.2 billion of net loans to our servicing portfolio, and over the past 12 months, we added $4.8 billion of net loans to our servicing portfolio, almost all of which were Agency loans.
●	$9.9 billion of Agency loans in our servicing portfolio are scheduled to mature over the next two years. These loans, with a weighted-average servicing fee of 26.2 basis points, represent only 8% of the total Agency loans in our portfolio.
●	The mortgage servicing rights (“MSRs”) associated with our servicing portfolio had a fair value of $1.4 billion as of both December 31, 2024 and 2023.
●	Assets under management as of December 31, 2024 consisted of $15.9 billion of low-income housing tax credit (“LIHTC”) funds, $1.5 billion of debt funds, and $1.0 billion of equity funds managed by WDIP. The 6% increase in assets under management was driven by increases in all three categories.

KEY PERFORMANCE METRICS
(in thousands, except per share amounts)	Q4 2024	Q4 2023	$ Variance	% Variance
Walker & Dunlop net income	$44,836	$31,599	$13,237	42%
Adjusted EBITDA	94,577	87,582	6,995	8
Diluted EPS	$1.32	$0.93	$0.39	42%
Adjusted core EPS	$1.34	$1.42	$(0.08)	(6)%
Operating margin	15%	14%
Return on equity	10	7
Key Expense Metrics (as a % of total revenues):
Personnel expenses	50%	46%
Other operating expenses	14	13

DISCUSSION OF QUARTERLY KEY PERFORMANCE METRICS:

●	Walker & Dunlop net income and diluted EPS both increased 42% in the fourth quarter of 2024, primarily as a result of higher origination fees and MSR income from a 48% increase in Agency debt financing volume year over year. The increase in net income also drove the increase in return on equity to 10% for the fourth quarter of 2024.
●	Adjusted EBITDA increased 8%, primarily due to increases in (i) origination fees, (ii) servicing fees, (iii) property sale broker fees, and (iv) other revenues and a greater benefit from fair value adjustments to contingent consideration liabilities. The increase in other revenues was driven by a gain on the sale of a portfolio of assets, a portion of which closed in the fourth quarter of 2024. These increases were partially offset by (i) decreases in investment management fees and investment banking revenues and (ii) an increase in variable compensation and (iii) an increase in other operating expenses.
●	Adjusted core EPS, which excludes, among other items, the impacts of non-cash MSR income and amortization, the provision for credit losses, and acquisition-related costs, such as amortization of intangible assets, decreased to $1.34 in the fourth quarter of 2024 from $1.42 in the fourth quarter of 2023. The decrease was driven by increases in personnel and miscellaneous expenses and decreases in investment management fees and investment banking revenues in the fourth quarter of 2024 compared to the fourth quarter of 2023, partially offset by increases in origination fees, servicing fees, property sales broker fees, and other revenues.

Fourth quarter 2024 Earnings Release

KEY CREDIT METRICS
(in thousands)	Q4 2024	Q4 2023	$ Variance	% Variance
At-risk servicing portfolio (1)	$63,365,672	$58,801,055	$4,564,617	8%
Maximum exposure to at-risk portfolio (2)	12,893,593	11,949,041	944,552	8
Defaulted loans (3)	$41,737	$27,214	$14,523	53%
Key credit metrics (as a % of the at-risk portfolio):
Defaulted loans	0.07%	0.05%
Allowance for risk-sharing	0.04	0.05
Key credit metrics (as a % of maximum exposure):
Allowance for risk-sharing	0.22%	0.26%

(1)	At-risk servicing portfolio is defined as the balance of Fannie Mae Delegated Underwriting and Servicing (“DUS”) loans subject to the risk-sharing formula described below, as well as a small number of Freddie Mac loans on which we share in the risk of loss. Use of the at-risk portfolio provides for comparability of the full risk-sharing and modified risk-sharing loans because the provision and allowance for risk-sharing obligations are based on the at-risk balances of the associated loans. Accordingly, we have presented the key statistics as a percentage of the at-risk portfolio.

For example, a $15 million loan with 50% risk-sharing has the same potential risk exposure as a $7.5 million loan with full DUS risk sharing. Accordingly, if the $15 million loan with 50% risk-sharing were to default, we would view the overall loss as a percentage of the at-risk balance, or $7.5 million, to ensure comparability between all risk-sharing obligations. To date, substantially all of the risk-sharing obligations that we have settled have been from full risk-sharing loans.

(2)	Represents the maximum loss we would incur under our risk-sharing obligations if all of the loans we service, for which we retain some risk of loss, were to default and all of the collateral underlying these loans was determined to be without value at the time of settlement. The maximum exposure is not representative of the actual loss we would incur.
(3)	Defaulted loans represent loans in our Fannie Mae at-risk portfolio that are probable of foreclosure or that have foreclosed and for which we have recorded a collateral-based reserve (i.e., loans where we have assessed a probable loss). Other loans that are delinquent but not foreclosed or that are not probable of foreclosure are not included here. Additionally, loans that have foreclosed or are probable of foreclosure but are not expected to result in a loss to us are not included here.

DISCUSSION OF QUARTERLY KEY CREDIT METRICS:

●	Our at-risk servicing portfolio, which is comprised of loans subject to a defined risk-sharing formula, increased primarily due to the level of Fannie Mae loans added to the portfolio during the past 12 months. We take credit risk exclusively on loans backed by multifamily assets and have no credit exposure to losses in any other sector of the commercial real estate lending market.
●	As of December 31, 2024, six at-risk loans were in default with an aggregate unpaid principal balance (“UPB”) of $41.7 million compared to three at-risk loans in default with an aggregate UPB of $27.2 million as of December 31, 2023. The collateral-based reserves on defaulted loans were $4.0 million and $2.8 million as of December 31, 2024, and 2023, respectively. The approximately 3,000 remaining loans in the at-risk servicing portfolio continue to exhibit strong credit quality, with low levels of delinquencies and strong operating performance of the underlying properties in the portfolio.
●	During 2024, we received five loan repurchase requests from the GSEs totaling $87.3 million. Two of the requests came in the fourth quarter of 2024, both of which were existing defaulted loans within our at-risk portfolio. We indemnified three of the loans and repurchased the other two. We recorded a provision for credit losses of $4.5 million in the fourth quarter of 2024, primarily related to an increase in the estimated losses associated with these five repurchased and indemnified assets. As of December 31, 2024, the aggregate carrying value of these five repurchased and indemnified assets totaled $77.2 million, and we have collateral-based reserves of $13.4 million for those assets. Additionally, we incurred $8.5 million of repurchase-related costs, including critical repairs and maintenance, included in other expenses in the fourth quarter of 2024.

Fourth quarter 2024 Earnings Release

FOURTH QUARTER 2024

FINANCIAL RESULTS BY SEGMENT

Interest expense on corporate debt is determined at a consolidated corporate level and allocated to each segment proportionally based on each segment’s use of that corporate debt. Income tax expense is determined at a consolidated corporate level and allocated to each segment proportionally based on each segment’s income from operations, except for significant, one-time tax activities, which are allocated entirely to the segment impacted by the tax activity. The following details explain the changes in these expense items at a consolidated corporate level:

●	Interest expense on corporate debt decreased 14% from the fourth quarter of 2023, primarily as a result of a decrease in interest rates on our term loan year over year, as our term loan was repriced lower in May 2024 and carries a floating interest rate.
●	Income tax expense increased 6% from the fourth quarter of 2023, primarily driven by the 32% increase in income from operations, partially offset by several one-time tax benefits and an approximately 130 bps decrease in our blended state income tax rate year over year. Blended state income tax rates vary year to year based on several elements including changes in the activity within the various states.

FINANCIAL RESULTS - CAPITAL MARKETS
(in thousands)	Q4 2024	Q4 2023	$ Variance	% Variance
Loan origination and debt brokerage fees, net ("Origination fees")	$91,732	$64,946	$26,786	41%
Fair value of expected net cash flows from servicing, net ("MSR income")	55,920	34,471	21,449	62
Property sales broker fees	21,175	15,135	6,040	40
Net warehouse interest income (expense), loans held for sale ("LHFS")	(2,458)	(2,491)	33	(1)
Other revenues	14,693	17,020	(2,327)	(14)
Total revenues	$181,062	$129,081	$51,981	40%
Personnel	$122,601	$93,948	$28,653	30%
Amortization and depreciation	1,139	1,138	1	0
Interest expense on corporate debt	4,451	4,909	(458)	(9)
Goodwill impairment	33,000	48,000	(15,000)	(31)
Fair value adjustments to contingent consideration liabilities	(38,125)	(48,500)	10,375	(21)
Other operating expenses	5,913	4,957	956	19
Total expenses	$128,979	$104,452	$24,527	23%
Income (loss) from operations	$52,083	$24,629	$27,454	111%
Income tax expense (benefit)	11,586	6,362	5,224	82
Net income (loss) before noncontrolling interests	$40,497	$18,267	$22,230	122%
Less: net income (loss) from noncontrolling interests	—	748	(748)	(100)
Walker & Dunlop net income (loss)	$40,497	$17,519	$22,978	131%
Key revenue metrics (as a % of debt financing volume):
Origination fee rate (1)	0.94%	1.05%
MSR rate (2)	0.57	0.56
Agency MSR rate (3)	1.14	1.04
Key performance metrics:
Operating margin	29%	19%
Adjusted EBITDA	$4,173	$(1,608)	$5,781	(360)%

(1)	Origination fees as a percentage of debt financing volume. Excludes the income and debt financing volume from Principal Lending and Investing.
(2)	MSR income as a percentage of debt financing volume. Excludes the income and debt financing volume from Principal Lending and Investing.
(3)	MSR income as a percentage of Agency debt financing volume.

Fourth quarter 2024 Earnings Release

CAPITAL MARKETS – DISCUSSION OF QUARTERLY RESULTS:

The Capital Markets segment includes our Agency lending, debt brokerage, property sales, appraisal and valuation services, investment banking, and housing market research businesses.

●	The increase in origination fees during the fourth quarter of 2024 was primarily driven by the 56% increase in debt financing volume, partially offset by a decline in the origination fee margin resulting from the large increase in brokered debt financing volume. GSE debt financing volume increased 59%, while brokered debt financing grew 70% over the fourth quarter of last year.
●	MSR income grew year over year due to a 48% increase in Agency debt financing volume and an increase in the Agency MSR rate. The Agency MSR rate increased primarily due to an increase in Fannie Mae volume as a percentage of Agency volume from 51% in the fourth quarter of 2023 to 66% in same quarter of 2024. Fannie Mae is our most-profitable debt financing product.
●	Property sales broker fees increased year over year as a result of the 20% increase in property sales volumes, coupled with an increase in the property sale fee margin.
●	The decrease in other revenues was primarily related to a decrease in investment banking revenues year over year.
●	Personnel expense increased in the fourth quarter of 2024 primarily due to an increase in commission expenses related to higher origination fees and property sales broker fees and an increase in subjective bonus expense tied to overall company performance.
●	The goodwill impairments in the fourth quarter of 2024 and 2023 were related to macroeconomic and transaction market conditions driving lower projected transaction activity and related cash flows from the GeoPhy acquisition. The fair value adjustments to contingent consideration liabilities were also impacted by further challenges in the forecasted macroeconomic conditions and transaction markets driving lower projected achievement of earnout hurdles tied to transaction activity and related revenues, resulting in a $38.1 million benefit in the fourth quarter of 2024 compared to a $48.5 million benefit in the fourth quarter of 2023.
●	The increase in adjusted EBITDA was primarily the result of the increases in origination fees, property sales broker fees, and the net benefit of goodwill impairment and fair value adjustments to contingent consideration liabilities, partially offset by the increase in personnel and the decrease in other revenues.

Fourth quarter 2024 Earnings Release

FINANCIAL RESULTS - SERVICING & ASSET MANAGEMENT
(in thousands)	Q4 2024	Q4 2023	$ Variance	% Variance
Origination fees	$2,210	$1,262	$948	75%
Servicing fees	82,961	79,887	3,074	4
Investment management fees	(3,110)	537	(3,647)	(679)
Net warehouse interest income, loans held for investment ("LHFI")	272	414	(142)	(34)
Placement fees and other interest income	40,278	40,738	(460)	(1)
Other revenues	34,687	16,829	17,858	106
Total revenues	$157,298	$139,667	$17,631	13%
Personnel	$23,967	$20,738	$3,229	16%
Amortization and depreciation	65,155	53,043	12,112	23
Provision (benefit) for credit losses	4,529	636	3,893	612
Interest expense on corporate debt	9,986	11,104	(1,118)	(10)
Fair value adjustments to contingent consideration liabilities	(10,830)	—	(10,830)	N/A
Other operating expenses	24,602	12,117	12,485	103
Total expenses	$117,409	$97,638	$19,771	20%
Income (loss) from operations	$39,889	$42,029	$(2,140)	(5)%
Income tax expense (benefit)	7,007	11,269	(4,262)	(38)
Net income (loss) before noncontrolling interests	$32,882	$30,760	$2,122	7%
Less: net income (loss) from noncontrolling interests	(3,671)	(3,311)	(360)	11
Walker & Dunlop net income (loss)	$36,553	$34,071	$2,482	7%
Key performance metrics:
Operating margin	25%	30%
Adjusted EBITDA	$123,768	$110,543	$13,225	12%

SERVICING & ASSET MANAGEMENT – DISCUSSION OF QUARTERLY RESULTS:

The Servicing & Asset Management segment includes loan servicing, principal lending and investing, management of third-party capital invested in tax credit equity funds focused on the affordable housing sector and other commercial real estate, and real estate-related investment banking and advisory services.

●	The $4.8 billion net increase in the servicing portfolio over the past 12 months was the principal driver of the growth in servicing fees year over year.
●	Investment management fees decreased primarily due to a reduction in the accrual for investment management fees from our LIHTC funds that are driven by asset dispositions within the funds. Continued slowdowns in the property sales market resulted in lower than anticipated disposition revenues during the year.
●	Other revenues increased, primarily as a result of the gain on sale described below, partially offset by a decrease in syndication fees resulting from a lower volume of capital syndicated into our LIHTC funds. During the fourth quarter of 2024, we entered into a contract to sell a portfolio of Affordable assets, including interests held by a part of the business known as Walker & Dunlop Affordable Preservation (“WDAP”), which were acquired as part of the Alliant acquisition. The sale of one of the assets closed during the fourth quarter, generating a gain on sale of $26.5 million and $21.3 million of adjusted EBITDA. The remaining assets are expected to close in the first half of 2025, as various consents are received. This was a discrete decision to realize a healthy return on this portfolio and exit a part of the business that was not part of our long-term plans, and in no way a reflection of our dedication to the Affordable sector, or our broader Affordable business.
●	Personnel expense increased primarily due to increased salaries and benefits resulting from an increase in average segment headcount year over year combined with an increase in subjective bonus expense tied to overall company performance.
●	Amortization and depreciation increased primarily due to the write-off of intangible assets associated with WDAP in connection with our agreement to sale interests in WDAP.

Fourth quarter 2024 Earnings Release

●	The provision for credit losses in 2024 was primarily attributable to the loan repurchase and indemnification agreements we have with the GSEs, as noted above in our Key Credit Metrics, with no comparable activity in the prior year.
●	The change in fair value adjustments to contingent consideration liabilities was primarily due to an $10.8 million contingent consideration revaluation related to Walker & Dunlop Affordable Equity (“WDAE”) in the fourth quarter of 2024 with no comparable activity in the fourth quarter of 2023.
●	Other operating expenses increased, primarily as a result of the repurchase-related expenses noted in the Key Credit Metrics section above and costs to sell the portfolio of Affordable assets noted above, with no comparable activity in the prior year.

FINANCIAL RESULTS - CORPORATE
(in thousands)	Q4 2024	Q4 2023	$ Variance	% Variance
Other interest income	$3,684	$4,472	$(788)	(18)%
Other revenues	(593)	1,116	(1,709)	(153)
Total revenues	$3,091	$5,588	$(2,497)	(45)%
Personnel	$22,610	$11,179	$11,431	102%
Amortization and depreciation	1,760	1,834	(74)	(4)
Interest expense on corporate debt	1,484	2,585	(1,101)	(43)
Other operating expenses	17,089	17,281	(192)	(1)
Total expenses	$42,943	$32,879	$10,064	31%
Income (loss) from operations	$(39,852)	$(27,291)	$(12,561)	46%
Income tax expense (benefit)	(7,638)	(7,300)	(338)	5
Walker & Dunlop net income (loss)	$(32,214)	$(19,991)	$(12,223)	61%
Key performance metric:
Adjusted EBITDA	$(33,364)	$(21,353)	$(12,011)	56%

CORPORATE – DISCUSSION OF QUARTERLY RESULTS:

The Corporate segment consists of corporate-level activities including accounting, information technology, legal, human resources, marketing, internal audit, and various other corporate groups (“support functions”). The Company does not allocate costs from these support functions to its other segments in presenting segment operating results.

●	Other revenues, which primarily consist of gains and losses on equity-method investments, shifted from a gain in the fourth quarter of 2023 to a loss in the fourth quarter of 2024, due to the underperformance of several equity-method investments.
●	The significant increase in personnel expense was primarily driven by an increase in subjective bonus expenses tied to company performance, coupled with an increase in salaries and benefits.

Fourth quarter 2024 Earnings Release

FULL-YEAR 2024

CONSOLIDATED OPERATING RESULTS

Interest expense on corporate debt is determined at a consolidated corporate level and allocated to each segment proportionally based on each segment’s use of that corporate debt. Income tax expense is determined at a consolidated corporate level and allocated to each segment proportionally based on each segment’s income from operations, except for significant, one-time tax activities, which are allocated entirely to the segment impacted by the tax activity. The following details explain the changes in these expense items at a consolidated corporate level:

●	Interest expense on corporate debt increased 2% from 2023, primarily as a result of an increase in interest expense on borrowings to support our LIHTC operations, which increased year over year as the amount of borrowings increased.
●	Income tax expense decreased $4.5 million, or 13%, from 2023, primarily driven by a 5% decrease in income from operations and due to several one-time tax benefits and an approximately 130 bps decrease in our blended state income tax rate year over year. Blended state income tax rates vary year to year based on several elements including changes in the activity within the various states.

FULL-YEAR OPERATING RESULTS AND KEY PERFORMANCE METRICS
(in thousands)	2024	2023	$ Variance	% Variance
Debt financing volume	$30,154,666	$24,202,859	$5,951,807	25%
Property sales volume	9,751,223	8,784,537	966,686	11
Total transaction volume	$39,905,889	$32,987,396	$6,918,493	21%
Total revenues	1,132,490	1,054,440	78,050	7
Total expenses	1,000,989	916,243	84,746	9
Walker & Dunlop net income	$108,167	$107,357	$810	1%
Adjusted EBITDA	328,549	300,123	28,426	9
Diluted EPS	$3.19	$3.18	$0.01	-%
Adjusted core EPS	$4.97	$4.68	$0.29	6%
Operating margin	12%	13%
Return on equity	6	6

DISCUSSION OF FULL-YEAR RESULTS:

●	Total transaction volume increased 21% in 2024, primarily driven by a 37% increase in brokered debt financing volume, highlighted by a $1.2 billion transaction in the third quarter. Both GSE debt financing volume and property sales volume also increased by 11%, with an acceleration in multifamily property sales and debt financing activity throughout the year.
●	The 9% increase in total expenses outpaced the 7% growth in total revenues for the year, driving a 5% decrease in income from operations. The decrease in income from operations was fully offset by a greater decrease in income tax expense as noted above. The growth in total revenues was primarily driven by increases in origination fees, MSR income, servicing fees, placement fees and other interest income, and other revenues, partially offset by declines in investment management fees and investment banking revenues.
●	The increase in total expenses was primarily driven by increases in personnel expenses and amortization and depreciation and increases in the provision (benefit) for credit losses and other expenses associated with loan repurchases and indemnifications in 2024, with no related activity in 2023. The provision for credit losses and other expenses attributable to repurchased and indemnified loans totaled $24.7 million in 2024. The net benefit for credit losses in 2023 related primarily to an annual update of our historical loss rate.
●	Adjusted EBITDA increased 9% primarily due to increased origination fees, servicing fees, placement fees and other interest income and other revenues and a decrease in net write-offs, partially offset by decreases in investment management fees and investment banking revenues and increases in personnel and other operating expenses. The aforementioned gain on sale of a portfolio of Affordable assets was a significant part of the increase in other revenues.

Fourth quarter 2024 Earnings Release

●	Diluted EPS increased less than 1% year over year, compared to a 6% increase in our adjusted core EPS year over year. Adjusted core EPS reflects the year-over-year growth of our recurring revenue streams but excludes the decrease in non-cash MSR income and the increase to non-cash provision for credit loss expenses, while diluted EPS incorporates the impact of those non-cash items. Additionally, net write-offs, a reduction for adjusted core EPS decreased, resulting in increased adjusted core EPS. This reduction for net write-offs is not included in diluted EPS.

FULL-YEAR 2024

FINANCIAL RESULTS BY SEGMENT

FULL-YEAR FINANCIAL RESULTS - CAPITAL MARKETS
(in thousands)	2024	2023	$ Variance	% Variance
Origination fees	$271,996	$232,625	$39,371	17%
MSR income	153,593	141,917	11,676	8
Property sales broker fees	60,583	53,966	6,617	12
Net warehouse interest income (expense), LHFS	(8,780)	(9,497)	717	(8)
Other revenues	47,449	57,755	(10,306)	(18)
Total revenues	$524,841	$476,766	$48,075	10%
Personnel	$399,256	$375,450	$23,806	6%
Amortization and depreciation	4,551	4,550	1	0
Interest expense on corporate debt	19,489	18,779	710	4
Goodwill impairment	33,000	62,000	(29,000)	(47)
Fair value adjustments to contingent consideration liabilities	(39,491)	(62,500)	23,009	(37)
Other operating expenses	20,744	19,994	750	4
Total expenses	$437,549	$418,273	$19,276	5%
Income (loss) from operations	$87,292	$58,493	$28,799	49%
Income tax expense (benefit)	20,275	14,824	5,451	37
Net income (loss) before noncontrolling interests	$67,017	$43,669	$23,348	53%
Less: net income (loss) from noncontrolling interests	353	2,489	(2,136)	(86)
Walker & Dunlop net income (loss)	$66,664	$41,180	$25,484	62%
Key revenue metrics (as a % of debt financing volume):
Origination fee rate	0.92%	0.97%
MSR rate	0.52	0.59
Agency MSR rate	1.14	1.16
Key performance metrics:
Operating margin	17%	12%
Adjusted EBITDA	$(28,258)	$(46,333)	$18,075	(39)%

CAPITAL MARKETS – DISCUSSION OF FULL-YEAR RESULTS:

●	The increase in origination fees was largely driven by a 25% increase in debt financing volume year over year, partially offset by a decline in our origination fee rate related to the shift in the mix of our debt financing volume towards brokered debt financing volume.
●	MSR income grew largely as a result of a 10% increase in Agency debt financing volume year over year, partially offset by a lower Agency MSR rate due to a lower increase in Fannie Mae debt financing volumes than other Agency volumes. Fannie Mae is our most-profitable debt financing product.
●	Property sales broker fees primarily increased year over year as a result of the 11% increase in property sales volumes.
●	The decrease in other revenues was primarily related to the closing of a $7.5 million transaction in 2023, the largest investment banking deal in the Company’s history, with no comparable transaction in 2024.

Fourth quarter 2024 Earnings Release

●	Personnel expense increased year over year primarily as a result of higher commission costs related to the increase in origination fees during 2024 and an increase in subjective bonus expense tied to company performance, partially offset by a decrease in salaries and benefits due to lower average segment headcount.
●	The goodwill impairments in 2024 and 2023 were related only to the GeoPhy acquisition, which was impacted by macroeconomic and transaction market conditions driving lower projected transaction activity and related cash flows. The fair value adjustments to contingent consideration liabilities were also impacted by challenges in the forecasted macroeconomic conditions and transaction markets driving lower projected achievement of earnout hurdles, tied primarily to transaction activity and related revenues, resulting in a $39.5 million benefit in 2024 related to several acquisitions, compared to a $62.5 million benefit in 2023 related exclusively to the GeoPhy acquisition.

FULL-YEAR FINANCIAL RESULTS - SERVICING & ASSET MANAGEMENT
(in thousands)	2024	2023	$ Variance	% Variance
Origination fees	$4,566	$1,784	$2,782	156%
Servicing fees	325,644	311,914	13,730	4
Investment management fees	36,976	45,381	(8,405)	(19)
Net warehouse interest income, LHFI	1,747	3,864	(2,117)	(55)
Placement fees and other interest income	153,350	141,374	11,976	8
Other revenues	69,366	59,526	9,840	17
Total revenues	$591,649	$563,843	$27,806	5%
Personnel	$83,050	$74,407	$8,643	12%
Amortization and depreciation	226,067	214,978	11,089	5
Provision (benefit) for credit losses	10,839	(10,452)	21,291	(204)
Interest expense on corporate debt	43,834	42,489	1,345	3
Fair value adjustments to contingent consideration liabilities	(10,830)	—	(10,830)	N/A
Other operating expenses	43,064	28,582	14,482	51
Total expenses	$396,024	$350,004	$46,020	13%
Income (loss) from operations	$195,625	$213,839	$(18,214)	(9)%
Income tax expense (benefit)	45,437	54,198	(8,761)	(16)
Net income (loss) before noncontrolling interests	$150,188	$159,641	$(9,453)	(6)%
Less: net income (loss) from noncontrolling interests	(7,562)	(6,675)	(887)	13
Walker & Dunlop net income (loss)	$157,750	$166,316	$(8,566)	(5)%
Key performance metrics:
Operating margin	33%	38%
Adjusted EBITDA	$485,382	$456,826	$28,556	6%

SERVICING & ASSET MANAGEMENT – DISCUSSION OF FULL-YEAR RESULTS:

●	The $4.8 billion net increase in the servicing portfolio over the past 12 months was the principal driver of the growth in servicing fees year over year.
●	Investment management fees decreased primarily due to a reduction in the accrual for investment management fees from our LIHTC funds that are driven by asset dispositions within the funds. Continued slowdowns in the property sales market resulted in lower than anticipated disposition revenues for 2024.
●	Placement fees and other interest income increased largely as a result of higher placement fees earned on deposits due to higher short-term interest rates and an increased average escrow balance in 2024.
●	Other revenues increased, primarily as a result of the aforementioned gain on the sale of a portfolio of assets by our affordable business, partially offset by a decrease in syndication fees resulting from a lower volume of capital syndicated into our LIHTC funds.
●	Personnel expense increased primarily due to increased salaries and benefits resulting from an increase in average segment headcount year over year combined with an increase in subjective bonus expense tied to company performance.

Fourth quarter 2024 Earnings Release

●	The provision for credit losses in 2024 was primarily attributable to the loan repurchase and indemnification agreements we have with the GSEs, with no comparable activity in 2023.
●	The change in fair value adjustments to contingent consideration liabilities was primarily due to an $10.8 million contingent consideration revaluation related to WDAE in the fourth quarter of 2024, with no comparable activity in 2023.
●	Other operating expenses increased, primarily as a result of legal fees and other costs associated with property improvements and operating costs on assets controlled through loan repurchase or indemnification, with no comparable activity in the prior year.

FULL-YEAR FINANCIAL RESULTS - CORPORATE
(in thousands)	2024	2023	$ Variance	% Variance
Other interest income	$14,611	$13,146	$1,465	11%
Other revenues	1,389	685	704	103
Total revenues	$16,000	$13,831	$2,169	16%
Personnel	$76,940	$64,433	$12,507	19%
Amortization and depreciation	6,931	7,224	(293)	(4)
Interest expense on corporate debt	6,363	7,208	(845)	(12)
Other operating expenses	77,182	69,101	8,081	12
Total expenses	$167,416	$147,966	$19,450	13%
Income (loss) from operations	$(151,416)	$(134,135)	$(17,281)	13%
Income tax expense (benefit)	(35,169)	(33,996)	(1,173)	3
Walker & Dunlop net income (loss)	$(116,247)	$(100,139)	$(16,108)	16%
Key performance metric:
Adjusted EBITDA	$(128,575)	$(110,370)	$(18,205)	16%

CORPORATE – DISCUSSION OF FULL-YEAR RESULTS:

●	Total revenues increased as a result of higher interest income earned on our corporate and fund cash balances.
●	The 19% increase in personnel expense was primarily driven by an increase in subjective bonus expenses tied to company performance, coupled with an increase in salaries and benefits.
●	The increase in other operating expenses was primarily the result of increased legal fees due to higher transaction activity, increased travel and entertainment as we hosted an all company gathering in 2024 with no comparable event in 2023 due to our cost reduction efforts, increased rent expense due to renewing and extending several office leases, and normal growth in software related expenses year over year.

Fourth quarter 2024 Earnings Release

CAPITAL SOURCES AND USES

On February 12, 2025, the Company’s Board of Directors declared a dividend of $0.67 per share for the first quarter of 2025, a 3% increase year over year, and the seventh consecutive annual increase in the Company’s dividend since it was initiated in 2018, representing cumulative growth of 168% over the past seven years. The dividend will be paid on March 14, 2025, to all holders of record of the Company’s restricted and unrestricted common stock as of February 28, 2025.

In May 2024, the Company entered into a second amendment to the existing credit agreement that, among other things, decreased the interest rate of the incremental $200 million borrowing by 0.75% per annum, to Term SOFR plus 2.25% per annum, and combined the incremental term loan with the initial term loan to create a single fungible $800 million senior secured term loan. The Company is continuously evaluating the most effective capital structure and may choose to opportunistically access the debt markets in the future.

On February 14, 2024, our Board of Directors authorized the repurchase of up to $75.0 million of the Company’s outstanding common stock over a twelve-month period ending February 23, 2025 (the “2024 Share Repurchase Program”). We have not repurchased any shares of common stock under the 2024 Share Repurchase Program.

On February 12, 2025, our Board of Directors authorized the repurchase of up to $75.0 million of the Company’s outstanding common stock over a twelve-month period starting from February 21, 2025 (“2025 Share Repurchase Program”).

Any purchases made pursuant to the 2025 Share Repurchase Program will be made in the open market or in privately negotiated transactions, from time to time, as permitted by federal securities laws and other legal requirements. The timing, manner, price and amount of any repurchases will be determined by the Company in its discretion and will be subject to economic and market conditions, stock price, applicable legal requirements and other factors. The repurchase program may be suspended or discontinued at any time.

Fourth quarter 2024 Earnings Release

CONFERENCE CALL INFORMATION

Listeners can access the Company’s quarterly conference call for more information regarding our financial results via the dial-in number and webcast link below. Presentation materials related to the conference call will be posted to the Investor Relations section of the Company’s website prior to the call. An audio replay will also be available on the Investor Relations section of the Company’s website, along with the presentation materials.

Earnings Call:	Thursday, February 13, 2025, at 8:00 a.m. EST
Phone:	(888) 394-8218 from within the United States; (773) 305-6853 from outside the United States
Confirmation Code:	3476898
Webcast Link:	https://event.webcasts.com/starthere.jsp?ei=1691681&tp_key=a5ccea7a6f

ABOUT WALKER & DUNLOP

Walker & Dunlop (NYSE: WD) is one of the largest commercial real estate finance and advisory services firms in the United States. Our ideas and capital create communities where people live, work, shop, and play. The diversity of our people, breadth of our brand and technological capabilities make us one of the most insightful and client-focused firms in the commercial real estate industry.

NON-GAAP FINANCIAL MEASURES

To supplement our financial statements presented in accordance with United States generally accepted accounting principles (“GAAP”), the Company uses adjusted EBITDA, adjusted core net income, and adjusted core EPS, which are non-GAAP financial measures. The presentation of these non-GAAP financial measures is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. When analyzing our operating performance, readers should use adjusted EBITDA, adjusted core net income, and adjusted core EPS in addition to, and not as an alternative for, net income and diluted EPS.

Adjusted core net income and adjusted core EPS represent net income adjusted for amortization and depreciation, provision (benefit) for credit losses, net write-offs based on the final resolution of the defaulted loans or collateral, the fair value of expected net cash flows from servicing, net, the income statement impact from periodic revaluation and accretion associated with contingent consideration liabilities related to acquired companies, goodwill impairment and other adjustments. Adjusted EBITDA represents net income before income taxes, interest expense on our corporate debt, and amortization and depreciation, adjusted for provision (benefit) for credit losses, net write-offs based on the final resolution of the defaulted loans or collateral, stock-based compensation expense, the fair value of expected net cash flows from servicing, net, the write-off of the unamortized balance of premium associated with the repayment of a portion of our corporate debt, goodwill impairment, and contingent consideration liability fair value adjustments when the fair value adjustment is a triggering event for a goodwill impairment assessment. Furthermore, adjusted EBITDA is not intended to be a measure of free cash flow for our management’s discretionary use, as it does not reflect certain cash requirements such as tax and debt service payments. The amounts shown for adjusted EBITDA may also differ from the amounts calculated under similarly titled definitions in our debt instruments, which are further adjusted to reflect certain other cash and non-cash charges that are used to determine compliance with financial covenants. Because not all companies use identical calculations, our presentation of adjusted EBITDA, adjusted core net income and adjusted core EPS may not be comparable to similarly titled measures of other companies.

We use adjusted EBITDA, adjusted core net income, and adjusted core EPS to evaluate the operating performance of our business, for comparison with forecasts and strategic plans and for benchmarking performance externally against competitors. We believe that these non-GAAP measures, when read in conjunction with the Company’s GAAP financial information, provide useful information to investors by offering:

●	the ability to make more meaningful period-to-period comparisons of the Company’s on-going operating results;
●	the ability to better identify trends in the Company’s underlying business and perform related trend analyses; and
●	a better understanding of how management plans and measures the Company’s underlying business.

Fourth quarter 2024 Earnings Release

We believe that these non-GAAP financial measures have limitations in that they do not reflect all of the amounts associated with the Company’s results of operations as determined in accordance with GAAP and that these non-GAAP financial measures should only be used to evaluate the Company’s results of operations in conjunction with the Company’s GAAP financial information. For more information on adjusted EBITDA, adjusted core net income, and adjusted core EPS, refer to the section of this press release below titled “Adjusted Financial Measure Reconciliation to GAAP” and “Adjusted Financial Measure Reconciliation to GAAP By Segment.”

FORWARD-LOOKING STATEMENTS

Some of the statements contained in this press release may constitute forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, projections, plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases that are predictions of or indicate future events or trends and which do not relate solely to historical matters. You can also identify forward-looking statements by discussions of strategy, plans, or intentions.

The forward-looking statements contained in this press release reflect our current views about future events and are subject to numerous known and unknown risks, uncertainties, assumptions and changes in circumstances that may cause actual results to differ significantly from those expressed or contemplated in any forward-looking statement.

While forward-looking statements reflect our good faith projections, assumptions and expectations, they are not guarantees of future results. Furthermore, we disclaim any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, new information, data or methods, future events or other changes, except as required by applicable law. Factors that could cause our results to differ materially include, but are not limited to: (1) general economic conditions and multifamily and commercial real estate market conditions, (2) changes in interest rates, (3) regulatory and/or legislative changes to Freddie Mac, Fannie Mae or HUD, (4) our ability to retain and attract loan originators and other professionals, (5) success of our various investments funded with corporate capital, and (6) changes in federal government fiscal and monetary policies, including any constraints or cuts in federal funds allocated to HUD for loan originations.

For a further discussion of these and other factors that could cause future results to differ materially from those expressed or contemplated in any forward-looking statements, see the section titled “Risk Factors” in our most recent Annual Report on Form 10-K and any updates or supplements in subsequent Quarterly Reports on Form 10-Q and our other filings with the SEC. Such filings are available publicly on our Investor Relations web page at www.walkerdunlop.com.

CONTACT US

Headquarters: 7272 Wisconsin Avenue, Suite 1300 Bethesda, Maryland 20814 Phone 301.215.5500 info@walkeranddunlop.com	Investors: Kelsey Duffey Senior Vice President, Investor Relations Phone 301.202.3207 investorrelations@walkeranddunlop.com	Media: Carol McNerney Chief Marketing Officer Phone 301.215.5515 info@walkeranddunlop.com

Fourth quarter 2024 Earnings Release

Walker & Dunlop, Inc. and Subsidiaries

Consolidated Balance Sheets

Unaudited

	December 31,	September 30,	June 30,	March 31,	December 31,
	2024	2024	2024	2024	2023
(in thousands)
Assets
Cash and cash equivalents	$279,270	$179,759	$208,095	$216,532	$328,698
Restricted cash	25,156	39,827	35,460	21,071	21,422
Pledged securities, at fair value	206,904	203,945	197,936	190,679	184,081
Loans held for sale, at fair value	780,749	1,024,984	814,883	497,933	594,998
Mortgage servicing rights	852,399	836,896	850,831	881,834	907,415
Goodwill	868,710	901,710	901,710	901,710	901,710
Other intangible assets	156,893	170,713	174,467	178,221	181,975
Receivables, net	335,879	307,407	272,827	250,406	233,563
Committed investments in tax credit equity	313,230	333,713	151,674	122,332	154,028
Other assets	562,803	580,277	567,515	565,194	544,457
Total assets	$4,381,993	$4,579,231	$4,175,398	$3,825,912	$4,052,347

Liabilities
Warehouse notes payable	$781,706	$1,019,850	$810,114	$521,977	$596,178
Notes payable	768,044	769,376	770,707	772,037	773,358
Allowance for risk-sharing obligations	28,159	29,859	30,477	30,124	31,601
Deferred tax liabilities, net	241,386	249,475	249,575	249,630	245,372
Commitments to fund investments in tax credit equity	274,975	289,250	134,493	114,206	140,259
Other liabilities	527,860	475,068	446,238	402,030	519,450
Total liabilities	$2,622,130	$2,832,878	$2,441,604	$2,090,004	$2,306,218

Stockholders' Equity
Common stock	$332	$332	$331	$331	$329
Additional paid-in capital	429,000	412,570	407,426	427,184	425,488
Accumulated other comprehensive income (loss)	586	1,466	415	(492)	(479)
Retained earnings	1,317,945	1,295,459	1,288,728	1,288,313	1,298,412
Total stockholders’ equity	$1,747,863	$1,709,827	$1,696,900	$1,715,336	$1,723,750
Noncontrolling interests	12,000	36,526	36,894	20,572	22,379
Total equity	$1,759,863	$1,746,353	$1,733,794	$1,735,908	$1,746,129
Commitments and contingencies	—	—	—	—	—
Total liabilities and stockholders' equity	$4,381,993	$4,579,231	$4,175,398	$3,825,912	$4,052,347

Fourth quarter 2024 Earnings Release

Walker & Dunlop, Inc. and Subsidiaries

Consolidated Statements of Income and Comprehensive Income

Unaudited

	Quarterly Trends					Years ended
						December 31,
(in thousands, except per share amounts)	Q4 2024	Q3 2024	Q2 2024	Q1 2024	Q4 2023	2024	2023
Revenues
Origination fees	$93,942	$73,546	$65,334	$43,740	$66,208	$276,562	$234,409
MSR income	55,920	43,426	33,349	20,898	34,471	153,593	141,917
Servicing fees	82,961	82,222	80,418	80,043	79,887	325,644	311,914
Property sales broker fees	21,175	19,322	11,265	8,821	15,135	60,583	53,966
Investment management fees	(3,110)	11,744	14,822	13,520	537	36,976	45,381
Net warehouse interest income (expense)	(2,186)	(2,147)	(1,584)	(1,116)	(2,077)	(7,033)	(5,633)
Placement fees and other interest income	43,962	43,557	41,040	39,402	45,210	167,961	154,520
Other revenues	48,787	20,634	26,032	22,751	34,965	118,204	117,966
Total revenues	$341,451	$292,304	$270,676	$228,059	$274,336	$1,132,490	$1,054,440

Expenses
Personnel	$169,178	$145,538	$133,067	$111,463	$125,865	$559,246	$514,290
Amortization and depreciation	68,054	57,561	56,043	55,891	56,015	237,549	226,752
Provision (benefit) for credit losses	4,529	2,850	2,936	524	636	10,839	(10,452)
Interest expense on corporate debt	15,921	18,232	17,874	17,659	18,598	69,686	68,476
Goodwill impairment	33,000	—	—	—	48,000	33,000	62,000
Fair value adjustments to contingent consideration liabilities	(48,955)	(1,366)	—	—	(48,500)	(50,321)	(62,500)
Other operating expenses	47,604	31,984	32,559	28,843	34,355	140,990	117,677
Total expenses	$289,331	$254,799	$242,479	$214,380	$234,969	$1,000,989	$916,243
Income from operations	$52,120	$37,505	$28,197	$13,679	$39,367	$131,501	$138,197
Income tax expense	10,955	8,822	7,902	2,864	10,331	30,543	35,026
Net income before noncontrolling interests	$41,165	$28,683	$20,295	$10,815	$29,036	$100,958	$103,171
Less: net income (loss) from noncontrolling interests	(3,671)	(119)	(2,368)	(1,051)	(2,563)	(7,209)	(4,186)
Walker & Dunlop net income	$44,836	$28,802	$22,663	$11,866	$31,599	$108,167	$107,357
Net change in unrealized gains (losses) on pledged available-for-sale securities, net of taxes	(880)	1,051	907	(13)	1,385	1,065	1,089
Walker & Dunlop comprehensive income	$43,956	$29,853	$23,570	$11,853	$32,984	$109,232	$108,446

Effective Tax Rate	21%	24%	28%	21%	26%	23%	25%

Basic earnings per share	$1.32	$0.85	$0.67	$0.35	$0.94	$3.19	$3.20
Diluted earnings per share	1.32	0.85	0.67	0.35	0.93	3.19	3.18
Cash dividends paid per common share	0.65	0.65	0.65	0.65	0.63	2.60	2.52

Basic weighted-average shares outstanding	33,192	33,169	33,121	32,978	32,825	33,116	32,697
Diluted weighted-average shares outstanding	33,223	33,203	33,154	33,048	32,941	33,158	32,875

Fourth quarter 2024 Earnings Release

SUPPLEMENTAL OPERATING DATA

Unaudited

	Quarterly Trends					Years ended
						December 31,
(in thousands, except per share data and unless otherwise noted)	Q4 2024	Q3 2024	Q2 2024	Q1 2024	Q4 2023	2024	2023
Transaction Volume:
Components of Debt Financing Volume
Fannie Mae	$3,225,633	$2,001,356	$1,510,804	$903,368	$1,692,405	$7,641,161	$7,021,397
Freddie Mac	1,553,495	1,545,939	1,153,190	974,926	1,308,263	5,227,550	4,568,935
Ginnie Mae - HUD	116,437	272,054	185,898	14,140	316,960	588,529	678,889
Brokered (1)	4,893,643	4,028,208	3,852,851	3,319,074	2,885,454	16,093,776	11,714,888
Principal Lending and Investing (2)	207,000	165,875	214,975	15,800	218,750	603,650	218,750
Total Debt Financing Volume	$9,996,208	$8,013,432	$6,917,718	$5,227,308	$6,421,832	$30,154,666	$24,202,859
Property Sales Volume	3,450,614	3,602,675	1,530,783	1,167,151	2,877,399	9,751,223	8,784,537
Total Transaction Volume	$13,446,822	$11,616,107	$8,448,501	$6,394,459	$9,299,231	$39,905,889	$32,987,396

Key Performance Metrics:
Operating margin	15%	13%	10%	6%	14%	12%	13%
Return on equity	10	7	5	3	7	6	6
Walker & Dunlop net income	$44,836	$28,802	$22,663	$11,866	$31,599	$108,167	$107,357
Adjusted EBITDA (3)	94,577	78,905	80,931	74,136	87,582	328,549	300,123
Diluted EPS	1.32	0.85	0.67	0.35	0.93	3.19	3.18
Adjusted core EPS (4)	1.34	1.19	1.23	1.19	1.42	4.97	4.68

Key Expense Metrics (as a percentage of total revenues):
Personnel expenses	50%	50%	49%	49%	46%	49%	49%
Other operating expenses	14	11	12	13	13	12	11
Key Revenue Metrics (as a percentage of debt financing volume):
Origination fee rate (5)	0.94%	0.93%	0.95%	0.84%	1.05%	0.92%	0.97%
MSR rate (6)	0.57	0.55	0.50	0.40	0.56	0.52	0.59
Agency MSR rate (7)	1.14	1.14	1.17	1.10	1.04	1.14	1.16

Other Data:
Market capitalization at period end	$3,282,018	$3,834,715	$3,311,629	$3,406,853	$3,719,589
Closing share price at period end	$97.21	$113.59	$98.20	$101.06	$111.01
Average headcount	1,391	1,356	1,321	1,323	1,341

Components of Servicing Portfolio (end of period):
Fannie Mae	$68,196,744	$66,068,212	$64,954,426	$64,349,886	$63,699,106
Freddie Mac	39,185,091	40,090,158	39,938,411	39,665,386	39,330,545
Ginnie Mae - HUD	10,847,265	10,727,323	10,619,764	10,595,841	10,460,884
Brokered (8)	17,057,912	17,156,810	17,239,417	17,312,513	16,940,850
Principal Lending and Investing (9)	—	38,043	25,893	40,139	40,139
Total Servicing Portfolio	$135,287,012	$134,080,546	$132,777,911	$131,963,765	$130,471,524
Assets under management (10)	18,423,463	18,210,452	17,566,666	17,465,398	17,321,452
Total Managed Portfolio	$153,710,475	$152,290,998	$150,344,577	$149,429,163	$147,792,976

Key Servicing Portfolio Metrics (end of period):
Custodial escrow deposit balance (in billions)	$2.7	$3.1	$2.7	$2.3	$2.7
Weighted-average servicing fee rate (basis points)	24.2	24.1	24.1	24.0	24.1
Weighted-average remaining servicing portfolio term (years)	7.7	7.7	7.9	8.0	8.2

(1)	Brokered transactions for life insurance companies, commercial banks, and other capital sources.
(2)	Includes debt financing volumes from our interim lending platform, our interim lending joint venture, and WDIP separate accounts.
(3)	This is a non-GAAP financial measure. For more information on adjusted EBITDA, refer to the section above titled “Non-GAAP Financial Measures.”
(4)	This is a non-GAAP financial measure. For more information on adjusted core EPS, refer to the section above titled “Non-GAAP Financial Measures.”
(5)	Origination fees as a percentage of debt financing volume. Excludes the income and debt financing volume from Principal Lending and Investing.
(6)	MSR income as a percentage of debt financing volume. Excludes the income and debt financing volume from Principal Lending and Investing.
(7)	MSR income as a percentage of Agency debt financing volume.
(8)	Brokered loans serviced primarily for life insurance companies.
(9)	Consists of interim loans not managed for our interim loan joint venture.
(10)	WDAE assets under management, commercial real estate loans and funds managed by WDIP, and interim loans serviced for our interim loan joint venture.

Fourth quarter 2024 Earnings Release

KEY CREDIT METRICS

Unaudited

	December 31,	September 30,	June 30,	March 31,	December 31,
(dollars in thousands)	2024	2024	2024	2024	2023
Risk-sharing servicing portfolio:
Fannie Mae Full Risk	$59,304,888	$57,032,839	$55,915,670	$55,236,618	$54,583,555
Fannie Mae Modified Risk	8,891,856	9,035,373	9,038,756	9,113,268	9,115,551
Freddie Mac Modified Risk	15,000	69,400	69,510	69,510	23,415
Total risk-sharing servicing portfolio	$68,211,744	$66,137,612	$65,023,936	$64,419,396	$63,722,521

Non-risk-sharing servicing portfolio:
Fannie Mae No Risk	$—	$—	$—	$—	$—
Freddie Mac No Risk	39,170,091	40,020,758	39,868,901	39,595,876	39,307,130
GNMA - HUD No Risk	10,847,265	10,727,323	10,619,764	10,595,841	10,460,884
Brokered	17,057,912	17,156,810	17,239,417	17,312,513	16,940,850
Total non-risk-sharing servicing portfolio	$67,075,268	$67,904,891	$67,728,082	$67,504,230	$66,708,864
Total loans serviced for others	$135,287,012	$134,042,503	$132,752,018	$131,923,626	$130,431,385
Loans held for investment (full risk)	36,926	38,043	25,893	40,139	40,139
Total servicing portfolio unpaid principal balance	$135,323,938	$134,080,546	$132,777,911	$131,963,765	$130,471,524

Interim Loan Joint Venture Managed Loans (1)	$173,315	$424,774	$570,299	$711,541	$710,041

At-risk servicing portfolio (2)	$63,365,672	$61,237,535	$60,122,274	$59,498,851	$58,801,055
Maximum exposure to at-risk portfolio (3)	12,893,593	12,454,158	12,222,290	12,088,698	11,949,041
Defaulted loans(4)	41,737	59,645	48,560	63,264	27,214

Defaulted loans as a percentage of the at-risk portfolio	0.07%	0.10%	0.08%	0.11%	0.05%
Allowance for risk-sharing as a percentage of the at-risk portfolio	0.04	0.05	0.05	0.05	0.05
Allowance for risk-sharing as a percentage of maximum exposure	0.22	0.24	0.25	0.25	0.26

(1)	This balance consists entirely of interim loan joint venture managed loans. We indirectly share in a portion of the risk of loss associated with interim loan joint venture managed loans through our 15% equity ownership in the joint venture. We had no exposure to risk of loss for the loans serviced directly for our interim loan joint venture partner. The balance of this line is included as a component of assets under management in the Supplemental Operating Data table.
(2)	At-risk servicing portfolio is defined as the balance of Fannie Mae DUS loans subject to the risk-sharing formula described below, as well as a small number of Freddie Mac loans on which we share in the risk of loss. Use of the at-risk portfolio provides for comparability of the full risk-sharing and modified risk-sharing loans because the provision and allowance for risk-sharing obligations are based on the at-risk balances of the associated loans. Accordingly, we have presented the key statistics as a percentage of the at-risk portfolio.

For example, a $15 million loan with 50% risk-sharing has the same potential risk exposure as a $7.5 million loan with full DUS risk sharing. Accordingly, if the $15 million loan with 50% risk-sharing were to default, we would view the overall loss as a percentage of the at-risk balance, or $7.5 million, to ensure comparability between all risk-sharing obligations. To date, substantially all of the risk-sharing obligations that we have settled have been from full risk-sharing loans.

(3)	Represents the maximum loss we would incur under our risk-sharing obligations if all of the loans we service, for which we retain some risk of loss, were to default and all of the collateral underlying these loans was determined to be without value at the time of settlement. The maximum exposure is not representative of the actual loss we would incur.
(4)	Defaulted loans represent loans in our Fannie Mae at-risk portfolio that are probable of foreclosure or that have foreclosed and for which we have recorded a collateral-based reserve (i.e. loans where we have assessed a probable loss). Other loans that are delinquent but not foreclosed or that are not probable of foreclosure are not included here. Additionally, loans that have foreclosed or are probable of foreclosure but are not expected to result in a loss to us are not included here.

Fourth quarter 2024 Earnings Release

ADJUSTED FINANCIAL MEASURE RECONCILIATION TO GAAP

Unaudited

	Quarterly Trends					Years ended
						December 31,
(in thousands)	Q4 2024	Q3 2024	Q2 2024	Q1 2024	Q4 2023	2024	2023
Reconciliation of Walker & Dunlop Net Income to Adjusted EBITDA
Walker & Dunlop Net Income	$44,836	$28,802	$22,663	$11,866	$31,599	$108,167	$107,357
Income tax expense	10,955	8,822	7,902	2,864	10,331	30,543	35,026
Interest expense on corporate debt	15,921	18,232	17,874	17,659	18,598	69,686	68,476
Amortization and depreciation	68,054	57,561	56,043	55,891	56,015	237,549	226,752
Provision (benefit) for credit losses	4,529	2,850	2,936	524	636	10,839	(10,452)
Net write-offs(1)	—	(468)	—	—	—	(468)	(8,041)
Stock-based compensation expense	7,702	6,532	6,862	6,230	5,374	27,326	27,842
MSR income	(55,920)	(43,426)	(33,349)	(20,898)	(34,471)	(153,593)	(141,917)
Write-off of unamortized premium from corporate debt repayment	—	—	—	—	—	—	(4,420)
Goodwill impairment, net of contingent consideration liability fair value adjustments(2)	(1,500)	—	—	—	(500)	(1,500)	(500)
Adjusted EBITDA	$94,577	$78,905	$80,931	$74,136	$87,582	$328,549	$300,123

(1)	The net write-off in 2023 includes a $6.0 million write-off of a collateral-based reserve related to a loan held for investment during the second quarter of 2023.
(2)	For the three months and year ended December 31, 2024, includes goodwill impairment of $33.0 million and contingent consideration liability fair value adjustments of $34.5 million. For the three months and year ended December 31, 2023, includes goodwill impairment of $48.0 million and contingent consideration liability fair value adjustments of $48.5 million.

Fourth quarter 2024 Earnings Release

ADJUSTED FINANCIAL MEASURE RECONCILIATION TO GAAP BY SEGMENT

Unaudited

	Capital Markets
	Three months ended December 31,		For the year ended December 31,
(in thousands)	2024	2023	2024	2023
Reconciliation of Walker & Dunlop Net Income to Adjusted EBITDA
Walker & Dunlop Net Income (Loss)	$40,497	$17,519	$66,664	$41,180
Income tax expense (benefit)	11,586	6,362	20,275	14,824
Interest expense on corporate debt	4,451	4,909	19,489	18,779
Amortization and depreciation	1,139	1,138	4,551	4,550
Stock-based compensation expense	3,920	3,435	15,856	16,751
MSR income	(55,920)	(34,471)	(153,593)	(141,917)
Goodwill impairment, net of contingent consideration liability fair value adjustments(1)	(1,500)	(500)	(1,500)	(500)
Adjusted EBITDA	$4,173	$(1,608)	$(28,258)	$(46,333)

	Servicing & Asset Management
	Three months ended December 31,		For the year ended December 31,
(in thousands)	2024	2023	2024	2023
Reconciliation of Walker & Dunlop Net Income to Adjusted EBITDA
Walker & Dunlop Net Income (Loss)	$36,553	$34,071	$157,750	$166,316
Income tax expense (benefit)	7,007	11,269	45,437	54,198
Interest expense on corporate debt	9,986	11,104	43,834	42,489
Amortization and depreciation	65,155	53,043	226,067	214,978
Provision (benefit) for credit losses	4,529	636	10,839	(10,452)
Net write-offs(2)	—	—	(468)	(8,041)
Stock-based compensation expense	538	420	1,923	1,758
Write-off of unamortized premium from corporate debt repayment	—	—	—	(4,420)
Adjusted EBITDA	$123,768	$110,543	$485,382	$456,826

	Corporate
	Three months ended December 31,		For the year ended December 31,
(in thousands)	2024	2023	2024	2023
Reconciliation of Walker & Dunlop Net Income to Adjusted EBITDA
Walker & Dunlop Net Income (Loss)	$(32,214)	$(19,991)	$(116,247)	$(100,139)
Income tax expense (benefit)	(7,638)	(7,300)	(35,169)	(33,996)
Interest expense on corporate debt	1,484	2,585	6,363	7,208
Amortization and depreciation	1,760	1,834	6,931	7,224
Stock-based compensation expense	3,244	1,519	9,547	9,333
Adjusted EBITDA	$(33,364)	$(21,353)	$(128,575)	$(110,370)

(1)	For the three months and year ended December 31, 2024, includes goodwill impairment of $33.0 million and contingent consideration liability fair value adjustments of $34.5 million. For the three months and year ended December 31, 2023, includes goodwill impairment of $48.0 million and contingent consideration liability fair value adjustments of $48.5 million.
(2)	The net write-off in 2023 includes a $6.0 million write-off of a collateral-based reserve related to a loan held for investment during the second quarter of 2023.

Fourth quarter 2024 Earnings Release

ADJUSTED CORE EPS RECONCILIATION

Unaudited

	Quarterly Trends					Years ended
						December 31,
(in thousands)	Q4 2024	Q3 2024	Q2 2024	Q1 2024	Q4 2023	2024	2023
Reconciliation of Walker & Dunlop Net Income to Adjusted Core Net Income
Walker & Dunlop Net Income	$44,836	$28,802	$22,663	$11,866	$31,599	$108,167	$107,357
Provision (benefit) for credit losses	4,529	2,850	2,936	524	636	10,839	(10,452)
Net write-offs(1)	—	(468)	—	—	—	(468)	(8,041)
Amortization and depreciation	68,054	57,561	56,043	55,891	56,015	237,549	226,752
MSR income	(55,920)	(43,426)	(33,349)	(20,898)	(34,471)	(153,593)	(141,917)
Goodwill impairment	33,000	—	—	—	48,000	33,000	62,000
Contingent consideration accretion and fair value adjustments	(48,822)	(1,204)	822	512	(47,637)	(48,692)	(60,710)
Income tax expense adjustment(2)	(177)	(3,602)	(7,413)	(7,543)	(5,916)	(18,264)	(17,141)
Adjusted Core Net Income	$45,500	$40,513	$41,702	$40,352	$48,226	$168,538	$157,848

Reconciliation of Diluted EPS to Adjusted core EPS
Walker & Dunlop Net Income	$44,836	$28,802	$22,663	$11,866	$31,599	$108,167	$107,357
Diluted weighted-average shares outstanding	33,223	33,203	33,154	33,048	32,941	33,158	32,875
Diluted EPS	$1.32	$0.85	$0.67	$0.35	$0.93	$3.19	$3.18

Adjusted Core Net Income	$45,500	$40,513	$41,702	$40,352	$48,226	$168,538	$157,848
Diluted weighted-average shares outstanding	33,223	33,203	33,154	33,048	32,941	33,158	32,875
Adjusted Core EPS	$1.34	$1.19	$1.23	$1.19	$1.42	$4.97	$4.68

(1)
The net write-off in 2023 includes a $6.0 million write-off of a collateral-based reserve related to a loan held for investment during the second quarter of 2023.
(2)
Income tax impact of the above adjustments to adjusted core net income. Uses quarterly or annual effective tax rate as disclosed in the Consolidated Statements of Income and Comprehensive Income in this “press release.”